 Exhibit 4.53

December 19, 2008

PET Capital Partners LLC, as Agent
6800 Broken Sound Parkway, Suite 200
Boca Raton, FL 33487

Re:

FFN/PET Capital Partners Limited Waiver

Ladies & Gentlemen:

Pursuant to Section 3.14 of that certain 13% Subordinated Term Loan Note due 2011 (the “Note”), by FriendFinder Networks Inc. (formerly known as Penthouse Media Group Inc.) (the “Company” or “Issuer”)), payable to PET Capital Partners LLC as Agent for the Holders listed on Schedule I to the Note, and guaranteed by the Subsidiary Guarantors party thereto, the Agent and the undersigned Holders hereby agree to waive each of the covenants identified on Schedule A attached to this FFN/PET Capital Partners Limited Waiver, solely to the extent described on Schedule A (with each such waiver being effective as of the date such waiver is required to negate breach or non-compliance with the applicable covenant); provided that each such waiver shall remain effective only if the Company complies with the applicable restated obligation (if any) with respect to such waiver described on Schedule A.

Issuer shall pay to the Agent an amendment fee (the “Amendment Fee”) which shall be (i) in an amount determined by multiplying the outstanding principal amount of the Notes by the same percentage as being multiplied by the principal amount of senior secured notes held by a Senior Creditor constituting Designated Senior Debt issued under the Securities Purchase Agreement for purposes of calculating the amendment fee payable under the Third Amendment (as defined on Schedule B) (the “Third Amendment Fee”) and (ii) payable in the same manner and at the same time as the Third Amendment Fee.

For purposes of this FFN/PET Capital Partners Limited Waiver, “Qualified Initial Public Offering” means an underwritten initial public offering of shares of the Company’s Common Stock pursuant to a registration statement under the Securities Act with either (i) aggregate gross proceeds to the Company of at least $25,000,000 or (ii) an implied pre-money equity value of the Company of at least $100,000,000.

Terms capitalized but not defined in this Letter Agreement have the respective meanings ascribed in the Note. This Letter Agreement may be executed via facsimile or e-mail, and in counterparts, all of which shall constitute one and the same instrument.  Except as otherwise provided in this Letter Agreement, the Note remains in full force and effect.

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[signature page to limited waiver letter agreement]

Very truly yours,

PET CAPITAL PARTNERS LLC, as Agent and majority Holder

By:	/s/ Daniel C. Staton
Name:	Daniel C. Staton
Title:

cc:

FriendFinder Networks Inc.

6800 Broken Sound Parkway NW, Suite 100

Boca Raton, FL 33487

Please indicate your acceptance of the foregoing terms of this FFN/PET Capital Partners Limited Waiver by executing a copy and returning it to us.

ACCEPTED AND AGREED
FRIENDFINDER NETWORKS INC.

/s/ Ezra Shashoua
By:	Ezra Shashoua
Its:	Chief Financial Officer

Date:	December 20, 2008

Schedule A: Limited Waivers Granted

Waiver	Restated Obligation (if any)
The obligation under Note Section 6.14(b) to deliver items required within 90 days after the 2007 Fiscal Year.	Company must deliver all such items for the 2007 Fiscal Year no later than January 31, 2009.
The obligation under Note Section 6.15(3) to deliver for fiscal year 2007 a written statement by the Issuer’s independent public accountant within 90 days after the end of such fiscal year.	Company must deliver such written statement no later than January 31, 2009.

Any Event of Default arising under the Note, solely to the extent such Event of Default resulted or would result from a default that has occurred or is occurring under the agreements identified in Schedule B attached hereto.

None.

The obligation under Note Section 6.05(1) to pay all material taxes before they become due resulting from any value added tax liability of the Issuer, Interactive Network, Inc. or any of their respective Subsidiaries through July 1, 2008.

None.
The Obligation under Note Section 6.09(4) to not “make any Investment, other than a Permitted Investment, in any Person”.	The quoted language is hereby restated as “make any Investment in any Person, other than (1) a Permitted Investment, or (ii) an Investment by a Subsidiary in the Issuer”.

The obligation under Note Section 6.18 to cause newly-acquired or created Subsidiaries to execute a Guaranty pursuant to a joinder agreement in form and substance satisfactory to the Agent, and to execute and authorize the filing of Uniform Commercial Code financing statements and other recordings.

Company must complete this obligation by March 31, 2009.

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Schedule B

•

That certain Securities Purchase Agreement, dated as of August 17, 2005, relating to the 15% Senior Secured Notes due 2010 and certain other securities of FriendFinder Networks Inc., as amended, and that certain Securities Purchase Agreement, dated as of August 28, 2006, relating to the 15% Senior Secured Notes due 2010 and certain other securities of Company, and all related agreements, as amended.

•

That certain Securities Purchase Agreement, dated as of December 6, 2007, relating to the Senior Secured Class A Notes due 2011 issued by Interactive Network, Inc., and the Senior Secured Class B Notes due 2011, and certain securities of FriendFinder Networks Inc., and all related agreements, as amended.

•

That certain Sellers’ Securities Agreement, dated as of December 6, 2007, relating to the Subordinated Secured Notes due 2011 issued by Interactive Network, Inc., and certain securities of FriendFinder Networks Inc., and all related agreements, as amended.

•

Those certain 6% Subordinated Convertible Notes due 2011, dated December 6, 2007, and June 30, 2008, issued by Interactive Network, Inc.